UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On December 12, 2007, Cobra Electronics Corporation (the “Company”) issued a press release announcing its decision to make a change in its mobile navigation strategy, which the Company estimates will result in a charge against earnings for the fourth quarter of 2007 of approximately $7.4 million to $7.7 million. A copy of the press release is attached hereto as Exhibit 99-1 and incorporated herein by reference.

In the press release, the Company discloses “adjusted operating income” for certain periods, which is considered a “non-GAAP financial measure” under Securities and Exchange Commission rules. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. Management does not intend the presentation of non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

The press release contains a reconciliation of operating income (loss) on a GAAP basis to adjusted operating income. Management believes that the presentation of this measure, as adjusted, is useful to investors because it provides a means of evaluating the Company’s operating performance and results from period to period on a comparable basis not otherwise apparent on a GAAP basis, since many one-time charges, including items that may not affect the Company’s operations, do not meet the strict GAAP definition of unusual non-recurring items.

Item 2.05	Costs Associated with Exit and Disposal Activities

On December 12, 2007, the Company issued a press release announcing its decision to make a change in its mobile navigation strategy, which will result in the Company ceasing all future development of mass marketed products, limiting its efforts to unique mobile navigation products sold into niche markets with specialized and focused distribution and employing lower cost sourcing arrangements by utilizing the platform of the Company’s Performance Products Limited subsidiary or that of other qualified vendors. As a result of this change, the Company has concluded that substantially all its intellectual property associated with its proprietary mobile navigation is impaired and that additional reserves will be required for the write down of certain mobile navigation inventory to estimated net realizable value and for the disposition of future product returns by means other than returning them to vendors for credit against new products. The Company also expects that certain other costs will be incurred, primarily employee termination costs and the write down of the carrying costs of certain parts and unamortized tooling, packaging and outside design related to mobile navigation products. The Company estimates that asset impairment, inventory write down and disposal and other costs will result in a fourth quarter 2007 charge (substantially all which will not result in future cash expenditures) against earnings of approximately $7.4 million to $7.7 million. The change to the Company’s mobile navigation strategy was approved by the Company’s board of directors on December 6, 2007, subject to receipt of a waiver under the Company’s loan agreement from the Company’s lenders, which waiver has been received.

Item 2.06	Material Impairments

The information contained in Item 2.05 relating to asset impairments is incorporated into this Item 2.06 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 6, 2007, the Company’s board of directors approved an amendment to Article IV of the Company’s bylaws in order to make the Company’s common stock eligible for a Direct Registration System and to permit book-entry of shares. The Amended and Restated Bylaws of the Company are attached hereto as Exhibit 3-1.

Item 9.01.	Exhibits.

(d) The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
3-1	Amended and Restated Bylaws of Cobra Electronics Corporation, effective as of December 6, 2007

99-1	Press release dated December 12, 2007 issued by Cobra Electronics Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and Chief Financial Officer

Date: December 12, 2007

EXHIBIT INDEX

The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
3-1	Amended and Restated Bylaws of Cobra Electronics Corporation, effective as of December 6, 2007

99-1	Press release dated December 12, 2007 issued by Cobra Electronics Corporation